As filed with the Securities and Exchange Commission on May 19, 2017

Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

INSULET CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	04-3523891
(State or other jurisdiction	(IRS Employer Identification No.)
of incorporation or organization)

600 Technology Park Drive, Suite 200
Billerica, Massachusetts	01821
(Address of Principal Executive Offices)	(Zip Code)

INSULET CORPORATION 2017 STOCK OPTION AND INCENTIVE PLAN

(Full title of the plan)

Patrick J. Sullivan
Chairman of the Board and Chief Executive Officer
Insulet Corporation
600 Technology Park Drive, Suite 200
Billerica, Massachusetts 01821
(Name and address of agent for service)

(978) 600-7000
(Telephone number, including area code, of agent for service)

Copy to:
Joseph E. Gilligan, Esq.
Brian C. O’Fahey, Esq.
 Hogan Lovells US LLP
Columbia Square
Washington, DC 20004
Telephone: (202) 637-5600

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	Do not check if a smaller reporting company)	Smaller reporting company	☐

CALCULATION OF REGISTRATION FEE

Title of Securities to be Registered	Amount to be Registered (1)	Proposed Maximum Offering Price per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
Common Stock, par value $0.001	7,700,000 (2)	$39.83 (3)	$306,691,000 (3)	$35,545.49
TOTAL	7,700,000		$306,691,000	$35,545.49

(1)
Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement on Form S-8 (this “Registration Statement”) shall also be deemed to cover such additional securities which become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transactions. This Registration Statement also includes the rights to acquire shares of Insulet Corporation’s (the “Registrant”) Series A Junior Participating Cumulative Preferred Stock (the “Preferred Stock Purchase Rights”) associated with the Registrant’s common stock, par value $0.001 per share (“Common Stock”) pursuant to that certain Shareholder Rights Agreement, dated as of November 14, 2008, as amended on September 25, 2009 and August 30, 2016, between the Registrant and Computershare Trust Company, N.A. The Preferred Stock Purchase Rights are initially carried and traded with the Common Stock, and the value of the rights, if any, is reflected in the value of the Common Stock.

(2)
Represents (a) 5,200,000 shares of the Registrant's Common Stock reserved for issuance under the Insulet Corporation 2017 Stock Option and Incentive Plan (the “2017 Plan”), and (b) an additional 2,500,000 shares of the Registrant’s Common Stock that may become available for issuance under the 2017 Plan, as described in the Explanatory Note below.

(3)
Estimated solely for the purpose of calculating the registration fee in accordance with Rules 457(c) and 457(h) of the Securities Act. The proposed maximum aggregate offering price is based upon the average of the high and low sales prices of the Registrant’s Common Stock, as reported on the NASDAQ Global Select Market on May 12, 2017.

Proposed issuances to commence as soon after the effective date of the Registration Statement as practicable.

EXPLANATORY NOTE:

On May 17, 2017, the stockholders of the Registrant approved the 2017 Plan, which replaces the Third Amended and Restated 2007 Stock Option and Incentive Plan (the “2007 Plan”) as the means by which the Registrant makes equity and cash awards to key persons. The 2017 Plan became effective on May 18, 2017.  On such date, the 2007 Plan was frozen, and the Registrant ceased to grant further awards under the 2007 Plan.  This Registration Statement relates to an aggregate of 7,700,000 shares of the Registrant’s Common Stock that are or may become available for issuance under the 2017 Plan, including (i) 5,200,000 shares of Common Stock reserved for issuance under the 2017 Plan, and (ii) 2,500,000 shares of Common Stock that are subject to awards outstanding under the 2007 Plan (the “Outstanding Award Shares”), which Outstanding Award Shares may become available for issuance under the 2017 Plan if such Outstanding Award Shares are not purchased or if the awards to which they are subject are forfeited, expire, are settled in cash in lieu of shares, or are otherwise terminated without delivery of any Outstanding Award Shares subject thereto.

Part I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

As permitted by the rules of the Securities and Exchange Commission (the “Commission”), the document(s) containing the information specified in Part I of Form S-8 will be sent or given to the persons participating in the 2017 Plan as specified by Rule 428(b)(1) under the Securities Act. In accordance with the rules and regulations of the Commission and the instructions to Form S-8, such documents will not be filed with the Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 under the Securities Act. Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Part II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.                      Incorporation of Documents by Reference.

The following documents previously filed by the Registrant with the Commission pursuant to the Securities Exchange Act of 1934 (the “Exchange Act”) are hereby incorporated by reference in this Registration Statement and made a part hereof:

1.	The Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016, as filed with the Commission on February 28, 2017;
2.
The information specifically incorporated by reference into the Registrant’s Annual Report on Form 10-K for the fiscal year ended December 31, 2016 from the Registrant’s definitive proxy statement on Schedule 14A, as filed with the Commission on April 7, 2017;

3.	The Registrant’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2017, as filed with the Commission on May 9, 2017;
4.	The Registrant’s Current Report on Form 8-K that was filed with the Commission on May 19, 2017;
5.
The description of the Registrant's Common Stock contained in the Registrant's registration statement on Form 8-A filed with the Commission on May 11, 2007, including any amendment or report filed for the purpose of updating such description; and

6.
The description of the Preferred Stock Purchase Rights contained in the Registrant’s registration statement on Form 8-A filed with the Commission on November 20, 2008, including any amendment or report filed for the purpose of updating such description.

In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents, except for documents, or portions thereof (including, but not limited to, Item 2.02 or 7.01 of any Current Report on Form 8-K or 8-K/A), that are furnished rather than filed with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.                      Description of Securities.

Not applicable.

Item 5.                      Interests of Named Experts and Counsel.

Not applicable.

Item 6.                      Indemnification of Directors and Officers.

As permitted by Section 102(b)(7) of the General Corporation Law of the State of Delaware (the “DGCL”), the Registrant’s Eighth Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”) includes a provision that eliminates the personal liability of the Registrant’s directors for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of the director’s duty of loyalty to the Registrant or the Registrant’s stockholders, (2) for acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (3) under section 174 of the DGCL (regarding unlawful dividends and stock purchases) or (4) for any transaction from which the director derived an improper personal benefit.

Section 145 of the DGCL provides that a corporation has the power to indemnify a director, officer, employee, or agent of the corporation and certain other persons serving at the request of the corporation in related capacities against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by the person in connection with an action, suit or proceeding to which he is or is threatened to be made a party by reason of such position, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, in any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful, except that, in the case of actions brought by or in the right of the corporation, no indemnification shall be made with respect to any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or other adjudicating court determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

As permitted by the DGCL, the Registrant’s Amended and Restated By-laws (the “By-laws”) provide that (1) the Registrant is required to indemnify the Registrant’s directors and officers to the fullest extent permitted by the DGCL, subject to certain very limited exceptions, (2) the Registrant may indemnify other employees to the fullest extent permitted by the DGCL, (3) the Registrant is required to advance all expenses actually and reasonably incurred by or on behalf of the Registrant’s directors and officers in connection with any legal proceeding to which they are, or are threatened to be made, a party by reason of their status as directors or officers, subject to receipt of an undertaking to repay such amount if it is ultimately determined that such person is not entitled to indemnification, (4) the Registrant may advance expenses actually and reasonably incurred by or on behalf of other employees in connection with any legal proceeding to which they are, or are threatened to be made, a party by reason of their status as employees, subject to receipt of an undertaking to repay such amount if it is ultimately determined that such person is not entitled to indemnification and (5) the rights conferred in the By-laws are not exclusive.

The Registrant has in the past entered, and may in the future enter, into indemnification agreements with one or more of the Registrant’s directors and officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in the By-laws and to provide additional procedural protections.

The indemnification provisions in the By-laws and the indemnification agreements entered into between the Registrant and each of the Registrant’s directors and officers may be sufficiently broad to permit indemnification of the Registrant’s directors and officers for liabilities arising under the Securities Act.

The Registrant has obtained liability insurance for the Registrant’s officers and directors.

Item 7.                      Exemption from Registration Claimed.

Not applicable.

Item 8.                      Exhibits.

The exhibits to this Registration Statement are listed on the Exhibit Index, which appears elsewhere herein and is incorporated herein by reference.

Item 9.               Undertakings.

(a) The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act;

(ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post- effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Billerica, Commonwealth of Massachusetts, on May 19, 2017.

INSULET CORPORATION

By:	/s/ Patrick J. Sullivan
Patrick J. Sullivan
Chairman of the Board and Chief Executive Officer

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints each of Patrick J. Sullivan and Michael L. Levitz as such person’s true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person’s name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection with such matters, as fully to all intents and purposes as such person might or could do in person, and hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities indicated on May 19, 2017.

Signature	Title

/s/ Patrick J. Sullivan	Chairman of the Board and Chief Executive Officer
Patrick J. Sullivan	(Principal Executive Officer)

/s/ Michael L. Levitz	Chief Financial Officer
Michael L. Levitz	(Principal Financial and Accounting Officer)

/s/ Sally Crawford	Director
Sally Crawford

/s/ John Fallon	Director
John Fallon, M.D.

/s/ Jessica Hopfield	Director
Jessica Hopfield, Ph.D.

/s/ David A. Lemoine	Director
David A. Lemoine

/s/ Timothy J. Scannell	Director
Timothy J. Scannell

/s/ Regina Sommer	Director
Regina Sommer

/s/ Joseph Zakrzewski	Director
Joseph Zakrzewski

EXHIBIT INDEX

Exhibit No.		Description
3.1	(1)	Eighth Amended and Restated Certificate of Incorporation of Insulet Corporation
3.2	(2)	Amended and Restated By-laws of Insulet Corporation
4.1	(3)	Specimen Stock Certificate
4.2	(4)	Certificate of Designations, Preferences and Rights of a Series of Preferred Stock of Insulet Corporation classifying and designating the Series A Junior Participating Cumulative Preferred Stock
4.3	(4)	Shareholder Rights Agreement, dated as of November 14, 2008, between Insulet Corporation and Computershare Trust Company, N.A., as Rights Agent
4.4	(5)	Amendment No. 1 to Shareholder Rights Agreement, dated as of September 25, 2009, between Insulet Corporation and Computershare Trust Company, N.A., as Rights Agent
4.5	(6)	Amendment No. 2 to Shareholder Rights Agreement, dated as of August 30, 2016, between Insulet Corporation and Computershare Trust Company, N.A., as Rights Agent
5.1	*	Opinion of Hogan Lovells US LLP regarding the legality of the securities being registered
10.1	(7)	Insulet Corporation 2017 Stock Option and Incentive Plan
23.1	*	Consent of Independent Registered Public Accounting Firm (Grant Thornton LLP)
23.2	*	Consent of Independent Registered Public Accounting Firm (Ernst & Young LLP)
23.3	*	Consent of Hogan Lovells US LLP (included in Exhibit 5.1)
24.1	*	Power of Attorney (included in the signature page to this Registration Statement)

(1)	Incorporated by reference to the Registrant’s Registration Statement on Form S-8 (No. 333-144636), filed July 17, 2007.
(2)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed February 26, 2016.
(3)	Incorporated by reference to Amendment No. 2 to the Registrant’s Registration Statement on Form S-1 (File No. 333-140694), filed April 25, 2007.
(4)	Incorporated by reference to the Registrant’s Form 8-A, filed November 20, 2008.
(5)	Incorporated by reference to the Registrant’s Form 8-A/A, filed September 28, 2009.
(6)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed August 31, 2016.
(7)	Incorporated by reference to the Registrant’s Current Report on Form 8-K, filed May 19, 2017.
*	Filed herewith.